UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☒	Soliciting Material under §240.14a-12

BEMIS COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

Bemis Company, Inc. (“Bemis”) has entered into a Transaction Agreement, dated as of August 6, 2018, with Amcor Limited, Arctic Jersey Limited, and Arctic Corp., relating to a proposed business combination that is expected to be submitted to a vote of Bemis’s shareholders.

Bemis is filing this Schedule 14A to file the following communications materials which may be deemed soliciting materials under Rule 14a-12 under the Exchange Act with respect to such vote.

EXHIBIT INDEX

No.	Description

99.1	Prepared CEO Remarks Transcript, dated January 31, 2019

Exhibit 99.1

Bemis CEO Prepared Comments — Q4 2018

Thank you, Erin, and good morning everyone.

2018 was a year of great progress for Bemis.  Our financial performance improved, and we continued to enact change to position our business for long-term success.

As compared to last year, many financial metrics moved in the right direction:

•                  Adjusted Earnings per share increased 17%, driven by solid year-on-year improvement across all business units and U.S. tax reform

•                  Adjusted Operating Profit increased more than $25 million, driven by our Agility plan and improvements across all our operating segments

•                  Cash from operations increased more than $80 million, reflecting the discipline and accountability that continues to permeate throughout our organization

…and…

•                  Adjusted ROIC increased over 100 basis points to 11.7%

Our teams across the globe have done a great job of executing Agility: “Fix” through near term profitability improvements and “Strengthen &

Grow” through laying the foundation for long-term growth. I am proud of our teams and the focus, determination, and drive they have demonstrated, particularly during the fourth quarter. Thank you to our leaders and colleagues across the globe who did not let our pending merger with Amcor be a distraction in 2018 — you have worked safely, served our customers well, and delivered our financial commitments — and you should feel proud of the improvements you continue to deliver.

I’ll turn the call over to Mike now to discuss the financials, and then I’ll come back to wrap up with a summary of our progress on the pending merger with Amcor as well as my view of how our core business is positioned for the future. We will then take your questions…As I am sure you’ll understand, we will only take questions related to 2018 performance and will not provide further comment related to the pending merger. Mike?

Thanks, Mike.

As you are aware, in August, we announced plans to merge with Amcor to create the global leader in consumer packaging. We believe combining these two companies will drive significant value for shareholders, create opportunities for employees, and help us better serve our customers over the long-term. For shareholders, the benefits are clear:

•                  Value creation from the $180 million of identified cost synergies, that neither company could achieve as a stand-alone enterprise

•                  Additional potential revenue synergies from leveraging our respective products through each others’ networks

•                  And for Bemis shareholders, a dividend that will nearly double in the first year post-close, as compared to Bemis’ historically strong dividend.

Since the announcement in August, we have made progress in all workstreams related to the combination.

•                  Our integration planning teams (comprised of leaders from both Bemis and Amcor) are well underway, developing the plans to bring together the best of both companies. The Global integration planning team has made great progress in developing the playbooks, which establish global timelines and key integration steps to be executed post-closing by the regional teams.  The regional teams kicked off during December and continue to refine the execution plan. All involved are focused on ensuring that once the transaction closes, the integration is as seamless as possible and that the new company is well-positioned to deliver its financial commitments.

•                  Our regulatory workstream has also made great progress. Of note, with the exception of the United States (where we announced last week that the government shutdown slightly delayed our timeline), all other jurisdictions are on pace to the range of our original timeline and outcome expectations. We have received approvals in several regions to date, including China, and the remaining jurisdictions are progressing.

As shared last week, we anticipate a transaction close during the second quarter of 2019.  Until the transaction closes, we will continue to operate as an independent company and remain focused on working safely, serving our customers, and delivering our operating plans. We remain excited for the next chapter in our evolution.

Turning to outlook related to our core business…

While we are not giving explicit guidance for 2019, there are several areas where we can reaffirm our views for the future:

•                  Agility remains a key driver.

•                  From the “fix” perspective, our teams remain committed to delivering the remaining $26million of cost savings as part of our original $65million plan. It is important to remember that the $180million of synergy related to the merger with Amcor is above and beyond the programs that either company previously had underway.

•                  From an Agility “strengthen and grow” perspective, we continue to expect long-term benefit from our work toward penetrating short run business in the U.S.

•                  Taking a look around the globe…

•                  In our U.S. business, we anticipate modest topline growth and bottom line growth in 2019 as the benefits of Agility continue to flow.

•                  In our Latin American business, we anticipate 2019 organic revenue and profit to be roughly in line with 2018. We will hold the gains we made from a myriad of cost-outs in 2018. And we have assumed the economic environment does not meaningfully change in the coming year.

•                  In our Rest of World business, we anticipate topline and bottom line growth to continue, driven primarily by our global healthcare packaging business…although keep in mind that we will be up against some tough comps given that 2018 was so strong.

In closing, I am proud of our people that have performed and positioned the business for continued success. Through Agility, and the hard work of our teams across the globe, we are well positioned for the future. We will continue to build on our strong foundation of an outstanding customer base, a committed & talented workforce, a comprehensive & innovative product portfolio, a strong asset base, and good positions in the markets we serve.

With that, I’ll turn the call over for questions. Please respect that we intend to answer questions on our base business, not those related to the pending merger with Amcor or specifics of the 2019 financial plans. Thank you.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Amcor Limited (“Amcor”), its subsidiary Amcor plc (f/k/a Arctic Jersey Limited) (“New Amcor”) and Bemis Company, Inc. (“Bemis”) have identified some of these forward-looking statements with words like “believe,” “may,” “could,” “would,” “might,” “possible,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “estimate,” “potential,” “outlook” or “continue,” the negative of these words, other terms of similar meaning or the use of future dates. Forward-looking statements in this communication include, without limitation, statements about the anticipated benefits of the contemplated transactions, including future financial and operating results and expected synergies and cost savings related to the contemplated transactions, the plans, objectives, expectations and intentions of Amcor, New Amcor or Bemis and the expected timing of the completion of the contemplated transactions. Such statements are based on the current expectations of the management of Amcor or Bemis, as applicable, are qualified by the inherent risks and uncertainties surrounding future expectations generally, and actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. None of Amcor, New Amcor or Bemis, or any of their respective directors, executive officers or advisors, provide any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur. Risks and uncertainties that could cause results to differ from expectations include, but are not limited to: uncertainties as to the timing of the contemplated transactions; uncertainties as to the approval of the transactions by Bemis’s and Amcor’s shareholders, as required in connection with the contemplated transactions; the possibility that a competing proposal will be made; the possibility that the closing conditions to the contemplated transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary approval; the effects of disruption caused by the announcement of the contemplated transactions or the performance of the parties’ obligations under the transaction agreement making it more difficult to maintain relationships with employees, customers, vendors and other business partners; the risk that shareholder litigation in connection with the contemplated transactions may affect the timing or occurrence of the contemplated transactions or result in significant costs of defense, indemnification and liability; uncertainties as to the availability and terms of refinancing for the existing indebtedness of Amcor or Bemis in connection with the contemplated transactions; uncertainties as to whether and when New Amcor may be listed in the US S&P 500 index and the S&P / ASX 200 index; uncertainties as to whether, when and in what amounts future dividend payments may be made by Amcor, Bemis or New Amcor; other business effects, including the effects of industry, economic or political conditions outside of the control of the parties to the contemplated transactions; transaction costs; actual or contingent liabilities; disruptions to the financial or capital markets; other risks and uncertainties discussed in Amcor’s disclosures to the Australian Securities Exchange (“ASX”), including the “2018 Principal Risks” section of Amcor’s Annual Report 2018; and other risks and uncertainties discussed in Bemis’s filings with the U.S.

Securities and Exchange Commission (the “SEC”), including the “Risk Factors” section of Bemis’s annual report on Form 10-K for the fiscal year ended December 31, 2017. You can obtain copies of Amcor’s disclosures to the ASX for free at ASX’s website (www.asx.com.au). You can obtain copies of Bemis’s filings with the SEC for free at the SEC’s website (www.sec.gov). Forward-looking statements included herein are made only as of the date hereof and none of Amcor, New Amcor or Bemis undertakes any obligation to update any forward-looking statements, or any other information in this communication, as a result of new information, future developments or otherwise, or to correct any inaccuracies or omissions in them which become apparent, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.

Legal Disclosures

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Important Additional Information Will Be Filed with the SEC

In connection with the contemplated transactions, New Amcor intends to file a registration statement on Form S-4 with the SEC that will include a joint proxy statement of Bemis and prospectus of New Amcor. The joint proxy statement/prospectus will also be sent or given to Bemis shareholders and will contain important information about the contemplated transactions. Shareholders are urged to read the joint proxy statement/prospectus and other relevant documents filed or to be filed with the SEC carefully when they become available because they will contain important information about Bemis, Amcor, New Amcor, the contemplated transactions and related matters. Investors and shareholders will be able to obtain free copies of the joint proxy statement/prospectus (when available) and other documents filed with the SEC by Bemis, Amcor and New Amcor through the SEC’s website (www.sec.gov).

Participants in the Solicitation

Bemis, Amcor, New Amcor and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Bemis shareholders in connection with the contemplated transactions. Information about Bemis’s directors and executive officers is set forth in its proxy statement for its 2018 Annual Meeting of Shareholders and its annual report on Form 10-K for the fiscal year ended December 31, 2017, which may be obtained for free at the SEC’s website (www.sec.gov). Information about Amcor’s directors and executive officers is set forth in its Annual Report 2017, which may be obtained for free at ASX’s website (www.asx.com.au). Additional information regarding the interests of participants in the solicitation of proxies in connection with the contemplated transactions will be included in the joint proxy statement/prospectus that New Amcor intends to file with the SEC.